Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2012, relating to the consolidated financial statements and financial statement schedule of Comstock Mining Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Comstock Mining, Inc. and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah

December 28, 2012